Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-190038
June 28, 2016

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

Barclays announces no changes to the Atlantic Trust Select MLP Index

Atlantic Trust Select MLP Index used as underlying index in the Barclays ETN+ Select MLP ETNs (ticker: ATMP)

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

New York, June 28, 2016 – Barclays Bank PLC announced today that following the close of business on Friday, July 8, 2016, there will be no changes to the constituents in the Atlantic Trust Select MLP Index (the “Index”).

The Barclays ETN+ Select MLP ETNs are linked to the performance of the Volume-Weighted Average Price (“VWAP”) of the Index. The ETNs were listed on the NYSE Arca stock exchange in March 2013 under the ticker symbol ATMP. An investment in the ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date.

In accordance with the Index methodology as described in the prospectus relating to the ETNs, the Index is rebalanced quarterly. The 29 index constituents will be rebalanced on a capped, float-adjusted, capitalization-weighted basis across four index business days starting on Friday, July 8, 2016. Constituent additions to and deletions from the Index do not reflect an opinion by Barclays Bank PLC on the investment merits of the respective securities.

The target weights for the top Limited Partnership (“LP”) and General Partnership (“GP”) index constituents, effective on Friday, July 8, 2016, are reported in the table below. For more information regarding how an Index constituent is classified as a LP or a GP, please see the prospectus relating to the ETNs.

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

LIMITED PARTNERSHIPS			GENERAL PARTNERSHIPS

Ticker	Company	Target Weight	Ticker	Company	Target Weight
EPD	Enterprise Products Partners	8.00%	ENB	Enbridge Inc.	4.0%
ETP	Energy Transfer Partners LP	8.00%	KMI	Kinder Morgan Inc.	4.0%
MMP	Magellan Midstream Partners	8.00%	OKE	Oneok Inc.	4.0%
PAA	Plains All American Pipeline LP	6.31%	SE	Spectra Energy Corp.	4.0%
BPL	Buckeye Partners, L.P.	5.30%	TRP	Transcanada Corp.	4.0%
			WMB	Williams Cos Inc.	4.0%
			ETE	Energy Transfer Equity LP	4.0%

The Atlantic Trust Select MLP Index is designed to provide exposure to a basket of midstream US and

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

Canadian master limited partnerships, limited liability companies and corporations (collectively, the “Index Constituents”) that trade on major US exchanges, are classified in the GICS® Energy Sector or GICS® Gas Utilities Industry according to the Global Industry Classification Standard® (“GICS”) and meet certain eligibility criteria.

The Index Constituents are selected for inclusion in the Index using the Atlantic Trust Select Master Limited Partnership Strategy (the “Strategy”) developed by AT Investment Advisers, Inc. (the “Index Selection Agent”). The Strategy dynamically selects a basket of up to 100 Index Constituents based on their long-term credit rating, the portion of their cash flow driven by mid-stream operations and their size as measured by free-float market capitalization and average daily trading value. The Index Selection Agent provides the Index Constituents selected by the Strategy to Barclays Bank PLC (the “Index Sponsor”).

For further information, please contact the Barclays ETN desk at 1-212-528-7990.

About Atlantic Trust

Atlantic Trust is one of the nation’s leading private wealth management firms, offering integrated wealth management for high-net-worth individuals, families, foundations and endowments. The firm considers clients’ financial, trust, estate planning and philanthropic needs in developing customized asset allocation and investment management strategies. Experienced professionals deliver a broad range of solutions, including proprietary investment offerings and a robust open architecture platform of traditional and alternative managers. Atlantic Trust operates in 13 full-service locations throughout the U.S. For more information, visit www.atlantictrust.com.

About CIBC

CIBC is a leading Canadian-based global financial institution. Through our Retail and Business Banking, Wealth Management and Wholesale Banking businesses, CIBC provides a full range of financial products

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

to individual, small business, commercial, corporate and institutional clients in Canada and around the world.

CIBC Wealth Management provides relationship-based advisory services and an extensive suite of leading investment solutions to meet the needs of personal, institutional and high-net-worth clients through an extensive distribution network that includes CIBC Private Wealth Management, CIBC Wood Gundy and CIBC Investor’s Edge. Our asset management, retail brokerage and private wealth management businesses combine to create an integrated offer, delivered through nearly 1,500 advisors across Canada. In addition, CIBC Asset Management provides global money manager services to institutional and high-net-worth clients and industry-leading retail investment solutions through our two mutual fund families—CIBC and Renaissance—and the CIBC family of managed portfolio solutions.

Selected Risk Considerations

An investment in any ETNs linked to the Atlantic Trust Select MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index.

No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date.

Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

Concentration Risk: The index constituents are companies in the Energy Sector or Gas Utilities Sector, as determined by the GICS® classification system. In addition, many of the index constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy and gas MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.etnplus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888 227 2275 (ext. 2-3430), or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

Atlantic Trust Select MLP Index is a trademark of Barclays Bank PLC.

©2016 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays